UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 20, 2010

Arbitron Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-1969	52-0278528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9705 Patuxent Woods Drive, Columbia, Maryland		21046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	410-312-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2010 Arbitron Inc. (the "Company") announced that Gregg Lindner, age 54, will become Chief Research Officer and Executive Vice President, Service Innovation of the Company. Mr. Lindner currently serves as Executive Vice President of Scarborough Research ("Scarborough"), a joint venture between the Company and The Nielsen Company, and has served in that capacity since June 1999. From February 1996 to May 1999, Mr. Lindner was Senior Vice President of Operations of Scarborough. Prior to February 1996, Mr. Lindner served in various capacities with the Company.

Mr. Lindner’s employment as Chief Research Officer and Executive Vice President, Service Innovation of the Company will commence on the earlier to occur of: (i) the appointment of a new chief executive officer of Scarborough or (ii) January 3, 2011.

The Company has determined that there are no related person transactions between it and Mr. Lindner within the meaning of Item 404(a) of Regulation S-K.

Lindner Offer Letter

The Company and Mr. Lindner have entered into a letter agreement (the "Offer Letter"), dated as of October 20, 2010, covering Mr. Lindner’s employment as Chief Research Officer and Executive Vice President, Service Innovation of the Company.

Salary and Incentive Compensation

Pursuant to the terms and conditions of the Offer Letter, the Company will pay Mr. Lindner an annual base salary of $375,000 and Mr. Lindner will be eligible to receive an annual incentive bonus equal to 50% of his annual base salary upon meeting applicable performance criteria set by the Compensation and Human Resources Committee of the Company’s Board of Directors (the "Compensation Committee"). For performance exceeding such applicable performance criteria, the annual incentive bonus will be increased to an amount in excess of the target bonus up to a maximum of 100% of annual base salary, at the sole discretion of the Compensation Committee.

Scarborough Bonus

In the ordinary course of business the Scarborough partners committee will determine an annual incentive bonus payable to Mr. Lindner for his performance during 2010 (the "Scarborough Bonus"). If Mr. Lindner becomes a full-time employee of the Company prior to December 31, 2010, the Company will pay a pro-rata portion of the Scarborough Bonus, based on the number of months Mr. Lindner is employed by the Company during 2010, if any. In addition, if the Scarborough Bonus is less than $265,000, the Company will make an additional payment to Mr. Lindner in an amount equal to $265,000 minus the Scarborough Bonus.

Equity Grant

Subject to approval by the Compensation Committee, the Company will grant to Mr. Lindner an equity award to be valued at $750,000 on the date of grant, with the award to be determined by the Compensation Committee as a mix of 75% restricted stock units and 25% stock options, each with respect to the Company’s common stock, par value $0.50 (the "Common Stock") (where the value for the restricted stock units is determined by dividing the target value for the restricted stock units by the fair market value of the Common Stock on the grant date and where the value for the options is determined using the Company’s standard Black-Scholes assumptions applied as of the date of grant).

Benefits

Mr. Lindner will, to the extent eligible, be entitled to participate at a level commensurate with his position in all employee welfare, benefit, and retirement plans and programs the Company provides to its executives in accordance with Company policies. Mr. Lindner will work at the Company’s Columbia, Maryland headquarters. Mr. Lindner will receive $15,000 for relocation assistance, which will be paid shortly after his first day of employment.

The Company expects that that Mr. Lindner will enter into a retention agreement following the commencement date of his employment.

The foregoing summary of the Offer Letter is qualified in its entirety by the full terms and conditions of the agreement. The Offer Letter will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Press Release of Arbitron Inc. dated October 20, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbitron Inc.

October 20, 2010	By:	Timothy T. Smith

Name: Timothy T. Smith
Title: Executive Vice President, Business Development and Strategy & Chief Legal Officer & Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of Arbitron Inc. dated October 20, 2010